Exhibit 21.1

Subsidiaries of Fuse Group Holding Inc. as of September 30, 2025

Subsidiary Name	Jurisdiction of Incorporation	Percentage Owned
Fuse Processing, Inc.	California, U.S.	100%
Fuse Biotech Inc.	Nevada, U.S.	100%